The J.G. Wentworth Company Announces Consensual Restructuring Agreement with Lenders to Significantly Reduce its Debt and Fortify its Balance Sheet

Day-to-day Operations Planned to Continue in the Ordinary Course

Chesterbrook, Pa., November 9, 2017 – The J.G. Wentworth Company (together with its consolidated subsidiaries, the “Company”) today announced an agreement, with lenders (the “Lenders”) holding over 87% of the aggregate principal amount outstanding under the Company’s $449.5 million senior secured credit facility (the “Credit Facility”), to significantly deleverage the Company. The agreement, under which current Lenders have agreed to exchange their claims under the Credit Facility for cash consideration and at least 95.5% of the equity in the newly-restructured Company, will enable the Company to enhance its financial flexibility, fortify its balance sheet and accelerate its long-term growth initiatives.

Under the terms of the agreement, the Company will:

•
Fully extinguish the loans under the Credit Facility totaling $449.5 million and obtain a new secured revolving credit facility between $65 million and $70 million, to be supplied by one of the Company’s Lenders;

•	Significantly reduce the Company’s annual debt service from $32 million to less than $5 million;

•	Deleverage the Company’s balance sheet, reducing its net leverage from approximately 12.4x to less than 1.0x; and

•	Reconstitute the Board of Directors to reflect the new ownership of the Company.
The restructuring will be accomplished through a voluntary, pre-packaged, in-court process. The Company’s operating entities – including those serving employees, customers, vendors and suppliers – will not be involved in the in-court process. The restructuring is not expected to impact daily management or operations of the Company.
“We are proud to have a strong brand in the market that has proven it can serve as an umbrella to expand our business to additional products. The Company is having promising operational and financial performance so the deleveraging comes at an opportune time,” said Stewart Stockdale, Chief Executive Officer. “We do, however, recognize the importance of improving our long-term financial flexibility. After careful consideration and discussion with our Board of Directors and Lenders, we firmly believe this agreement is the best way to recapitalize the Company and position ourselves to better serve the evolving needs of our customers. Looking ahead, we are as confident as ever in the future of the Company, and assured in our ability to execute our business goals.”
This agreement follows a period of stable operational performance at the Company. J.G. Wentworth Home Lending, LLC is experiencing record growth in loan originations, and increasing operational capacity through various technology and process improvements. During the same period, the Company has continued to lead the market in structured settlement, annuity and lottery payment purchasing.
The Company aims to complete the restructuring process as quickly and as efficiently as possible. The Company intends to retain its leadership team, which remains critical to its commitment to providing diversified products that can meet any number of consumer needs.

The Company has been assisted in negotiating the restructuring by Evercore Group, L.L.C., as financial advisor, and Simpson Thacher & Bartlett LLP, as legal counsel. The administrative agent of the Credit Facility, Jefferies Finance LLC, has been assisted by FTI Consulting, as financial advisor, and Davis Polk & Wardwell LLP, as legal counsel.

About The J.G. Wentworth Company®
The J.G. Wentworth Company® is focused on providing direct-to-consumer access to financing solutions through a variety of avenues, including: mortgage lending and refinancing, structured settlement, annuity and lottery payment purchasing, prepaid cards, and access to providers of personal loans.

Mortgage loans are offered by J.G. Wentworth Home Lending, LLC NMLS ID # 2925 (www.nmlsconsumeraccess.org), 3350 Commission Court, Woodbridge, VA 22192; 888-349-3773.
For more information about The J.G. Wentworth Company®, visit www.jgw.com or use the information provided below.
Contacts:
The J.G. Wentworth Company®
Erik Hartwell, VP, Investor Relations
866-386-3853
investor@jgwentworth.com

or

Media Inquiries
The Glover Park Group
Becky Nelson
202-295-0139
bnelson@gpg.com